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                                                                    EXHIBIT 11.1


                             TELECHIPS CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        Years ended
                                                        December 31,
                                                     ------------------
                                                        1996     1995
                                                     ---------  -------

Weighted average common shares outstanding              139         40

Shares, warrants and options treated as common
share equivalent pursuant to SEC Staff Accounting
Bulletin Topic 4d                                       113        113
                                                    -------    -------
Total common and common equivalent shares               252        153
                                                    =======    =======

Net loss                                            $(6,111)   $(3,388)
                                                    =======    =======
Loss per common and common
equivalent shares                                   $(27.65)   $(22.15)
                                                    =======    =======

Net loss per common share and common equivalent share is computed by dividing net loss, after increasing the net loss by the discount on issuance of Series A 4% cumulative convertible preferred stock, by the weighted average number of common and common equivalent shares outstanding during each period. The discount on the Series A Preferred Stock amounted to $837,500 for 1996.